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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 23, 1998, relating to the financial statements of Morgan Stanley Dean Witter S&P 500 Select Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which also constitutes part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Experts" in such Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
July 24, 1998